Exhibit 99.1

eMagin Corporation Announces Fourth Quarter and Full Year 2015 Financial Results

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – Mar. 17, 2016 – eMagin Corporation, or the “Company” (NYSE MKT:EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the fourth quarter and full year ended December 31, 2015.

“I am pleased to say that we exited 2015 with momentum on several fronts,” stated President and CEO Andrew G. Sculley. “In late December, we completed a strategic licensing deal in the commercial sector for our novel headset technology, providing significant validation of both our market leading 2K x 2K microdisplay technology and its broad commercialization potential in the virtual reality (“VR”) market. Our leading technology was again validated by our military customers with many new design wins in 2015, including 6 of our top 10 new bookings being brand new projects. Further, we strengthened our balance sheet in December with a $6 million equity raise. Finally, we ended 2015 with revenue above the guidance we provided in our third quarter earnings call.

Q4 and 2015 Business and Product Highlights

•	We signed a $1 million non-exclusive intellectual property licensing agreement for our unique virtual reality headset technology. The licensee will use eMagin’s 2,000 X 2,000 pixel full color displays in their headsets.
•	Samples of our microdisplays have been provided to seven companies working on AR and VR headsets.
•	We had a major new Asian customer go into production in 2015 with our SVGA+ display, with 2015 bookings exceeding $1.5M.
•	During Q4, orders were booked for 25 new projects including a major design win for a new project with a European customer with booked display orders exceeding $800K, and a new international product using our DSVGA color display for a handheld night-vision system.
•	In 2015, we also made significant progress towards getting our displays qualified for avionics applications. In addition to shipments to our government customers, we shipped samples of our Green XLT, color ultra-high brightness and XLS displays for avionics applications to seven customers.
•	We finalized the design requirements and commenced the design for an improved 2K x 2K full color microdisplay to support consumer virtual reality headset requirements and a US Government program scheduled to start in Q1-2016.
•	A new version of the company's WUXGA microdisplay silicon backplane was released for fabrication in November. Initial samples, which were designed to improve manufacturability and performance, are expected in Q1of 2016.
•	In December, we completed a $6MM equity raise boosting our balance sheet and allowing us to expand our business in 2016.

Full Year Results

Revenues for 2015 were $25.1 million versus $25.7 million for 2014, a decrease of 2.3%. Product revenues (primarily display sales) totaled $20.9 million, about 13.1% less than in 2014. During the year, we saw customers shift some of their focus from existing to next generation programs. While this provided some headwind to product sales, we also witnessed expansion in R&D revenue, which totaled $4.2 million, a 155.7% increase from $1.7 million in 2014. We believe growth in R&D revenue is a positive for future product sales based on next generation solutions. We shipped fewer displays in 2015 in comparison to 2014, but at a higher average selling price, reflecting the shift in demand to our more advanced, higher priced products.

Gross margin for 2015 was 28 percent on gross profit of $7.0 million compared to a gross margin of 29 percent on gross profit of $7.4 million in 2014. The decrease in gross margin from last year was primarily due to an approximate $1.2 million charge in the fourth quarter for the write-down of inventory in connection with the 2014 stop shipment by a major customer. Excluding the write-down, the gross margin in 2015 would have been 32%.

Operating expenses for 2015 decreased to $11 million from $12.6 million in 2014. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $4.1 million in 2015 from $4.5 million in 2014. This was primarily due to decreases in material and compensation charges and the reclassification of R&D expense to the cost of goods sold to support the higher level of R&D contract revenues. SG&A expenses decreased approximately $1.2 million or 14% from 2014, mostly due to the lower administrative cost structure and the reduction in bad debt expense which more than offset higher nonrecurring charges including severance expense.

Operating loss for 2015 decreased to $4.1 million from $5.3 million in 2014. Net loss was $4.1 or $0.16 per diluted share, versus a net loss of $5.3 million or $0.22 per diluted share for 2014.

Quarterly Results

Revenues for the fourth quarter of 2015 were $6.7 million, essentially flat with fourth quarter of 2014. Product revenues (primarily display sales) totaled $5.7 million, 1.3% more than fourth quarter last year. R&D contract revenues totaled approximately $1.0 million, in line with fourth quarter last year. Similar to the annual comparison noted above, the fewer displays sold during the fourth quarter 2015 were more than offset by a higher average selling price.

Gross margin for the fourth quarter was 14 percent on gross profit of $0.9 million compared to a gross margin of 23 percent on a gross margin of $1.5 million in the same quarter last year. Excluding an approximate $1.2 million one-time inventory write-down, the gross margin in the fourth quarter 2015 would have been 31%.

Operating expenses for the fourth quarter of 2015 decreased to $3 million from $3.1 million in the fourth quarter of 2014. R&D expenses increased to $1.1 million from $0.8 million in the year-ago quarter. The increase was due primarily to a greater proportion of total R&D expense charged to R&D contract related work in the fourth quarter of 2014 than in the fourth quarter of 2015. SG&A expenses decreased to $1.9 million from $2.3 million.

Operating loss for the fourth quarter increased to $2.1 million from $1.6 million in the fourth quarter last year. Net loss was $2.1 million or $0.08 per diluted share, versus a net loss of $1.6 million or $0.07 per diluted share for the fourth quarter last year.

At December 31, 2015, the Company had approximately $9.3 million of cash and cash equivalents compared to $6.0 million of cash, cash equivalents and investments in certificates of deposit at December 31, 2014.

At December 31, 2015, the Company had no outstanding debt.

Outlook

“Entering 2016, we are strategically focused on supporting our military business and advancing our presence in the consumer marketplace through our AR and VR technology while enhancing our technology and maintaining a strong balance sheet,” continued Mr. Sculley.

“As we look ahead we are encouraged by several factors, including growth in the US Department of Defense budget for 2016 and 2017 after years of flat to down spending. This growth, combined with continued evolution of our technology, positions us well in the government markets for both better volumes on existing contracts and the potential for new opportunities.

“In our commercial business, we are encouraged by the level of interest from potential well-recognized entities with whom we are in conversation. In concert with these discussions, we are actively meeting with potential partners with high volume manufacturing capability to prepare us to meet expected demand from commercial applications of our displays.

“We are highly focused on returning to profitability from our existing product and services business inclusive of ongoing aggressive funding for advanced R&D as well as heavy investments to support our consumer product development efforts. We look forward to achieving stable revenue performance over the short term while we build on what we achieved in our new business efforts in 2015. Overall, we are very excited about the year ahead as we leverage the momentum we have established to drive shareholder value in 2016,” concluded Mr. Sculley.

Conference Call Information

Full results will be published in the Company’s 10-K report for 2015 and the fourth quarter ended December 31, 2015, expected to be filed by March 17th, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through April 18, 2016. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward=looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (“EBITDA”). The figures also reflect the elimination of certain non-recurring charges for severance and litigation expenses. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$9,273	$5,290
Investments	-	750
Accounts receivable, net	3,508	3,878
Unbilled accounts receivable	1,445	166
Inventories, net	3,901	4,586
Prepaid expenses and other current assets	489	656
Total current assets	18,616	15,326
Equipment, furniture and leasehold improvements, net	9,131	9,417
Intangibles and other assets	336	382
Total assets	$28,083	$25,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,636	$1,027
Accrued compensation	1,246	1,145
Other accrued expenses	1,057	812
Advance payment	56	74
Deferred revenue	80	331
Other current liabilities	602	664
Total current liabilities	4,677	4,053

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2015 and 2014	-	-
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 29,550,170 shares as of December 31, 2015 and 25,195,107 as of December 31, 2014	30	25
Additional paid-in capital	234,814	228,380
Accumulated deficit	(210,938)	(206,833)
Treasury stock, 162,066 shares as of December 31, 2015 and 2014	(500)	(500)
Total shareholders’ equity	23,406	21,072
Total liabilities and shareholders’ equity	$28,083	$25,125

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:

Product	$5,749	$5,675	$20,912	$24,061
Contract	965	1,045	4,230	1,654
Total revenue, net	6,714	6,720	25,142	25,715

Cost of goods sold:

Product	5,149	4,570	15,466	17,384
Contract	661	611	2,698	946
Total cost of goods sold	5,810	5,181	18,164	18,330

Gross profit	904	1,539	6,978	7,385

Operating expenses:

Research and development	1,094	846	4,077	4,511
Selling, general and administrative	1,913	2,255	6,963	8,125
Total operating expenses	3,007	3,101	11,040	12,636

Loss from operations	(2,103)	(1,562)	(4,062)	(5,251)

Other income (expense):
Interest expense, net	(11)	3	(43)	(28)
Other income, net	(11)	3	-	22
Total other income (expense), net	(22)	6	(43)	(6)
Loss before provision for income taxes	(2,125)	(1,556)	(4,105)	(5,257)
Provision for income taxes	-	-	-	-

Net loss	$(2,125)	$(1,556)	$(4,105)	$(5,257)

Loss per share, basic	$(0.08)	$(0.07)	$(0.16)	$(0.22)
Loss per share, diluted	$(0.08)	$(0.07)	$(0.16)	$(0.22)

Weighted average number of shares outstanding:

Basic	25,712,562	24,943,181	25,296,040	24,376,259
Diluted	25,712,562	24,943,181	25,296,040	24,376,259

Non-GAAP Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net loss	$(2,125)	$(1,556)	$(4,105)	$(5,257)
Litigation expense	30	-	446	116
Adjusted net loss	(2,095)	(1,556)	(3,659)	(5,141)
Non-cash compensation	105	141	606	1,025
Depreciation and amortization expense	417	318	1,530	1,181
Interest expense	11	(3)	43	28
Provision for income taxes	-	-	-	-
Adjusted EBITDA	$(1,562)	$(1,100)	$(1,480)	$(2,907)